UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2019

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

(310) 447-3870

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	EVC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2019, Entravision Communications Corporation (the “Company”) entered into a new employment agreement with Walter F. Ulloa, pursuant to which he will continue to serve as the Company’s Chairman and Chief Executive Officer. This new agreement, effective as of January 1, 2020, replaces a similar agreement with Mr. Ulloa, which agreement was effective as of January 1, 2017 through December 31, 2019.

The agreement with Mr. Ulloa provides for an initial base salary of $1,378,912 per year for the term of his agreement, which ends on December 31, 2022. Mr. Ulloa’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement.

Mr. Ulloa is eligible to receive an annual bonus of up to 100% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the Company as determined by the Compensation Committee from time to time.

Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the Company’s 2004 Equity Incentive Plan, or any successor plan thereto, on the same terms as the Company’s other executive officers.

If Mr. Ulloa’s employment is terminated by the Company without cause or is a constructive termination without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a cash payment in an amount equal to the greater of (x) two times his then-current base salary or (y) the amount of his then-current base salary multiplied by a fraction, the numerator of which is the number of months remaining in the term of the agreement and the denominator of which is 12; (iii) a cash payment in an amount equal to two times his average annual bonus for the three years preceding such termination; (iv) continuation of all benefit coverage (or reimbursement for expenses incurred in collection with such benefit coverage) for a period of two years after such termination; (v) immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives that vest solely based on the passage of time granted to Mr. Ulloa and outstanding immediately prior to such termination; and (vi) vesting of any performance based equity incentives awarded to Mr. Ulloa and outstanding immediately prior to the such termination, such vesting to occur in accordance with the terms of his applicable award agreements and plans determined as if Mr. Ulloa’s employment with the Company had not terminated. If a termination without cause follows a change of control of the Company or is initiated by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that: in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a cash payment in an amount equal to three times his then-current base salary; and in lieu of the amount specified in clause (iii) of such sentence, Mr. Ulloa shall be entitled to receive a cash payment in an amount equal to three times his average annual bonus for the three years preceding such termination.

If Mr. Ulloa’s employment is terminated by the Company for cause, all payments under Mr. Ulloa’s agreement shall cease, except for all accrued salary and bonuses through the date of termination.

The foregoing summary does not purport to be complete and is qualified in its entirety by the terms of the employment agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

10.1 †Employment Agreement effective as of January 1, 2020 by and between the registrant and Walter F. Ulloa.

† Management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: December 30, 2019	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer